EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cellcom Israel Ltd.:
We consent to the use of our report included herein and to the references to our firm under the headings “Experts” and “Selected Financial Data” in the prospectus. Our report contains emphasis paragraphs noting the following:
1) The consolidated financial statements as of and for the nine month period ended September 30, 2006 and as of and for the year ended December 31, 2005 have been translated into United States dollars solely for the convenience of the reader. The consolidated financial statements expressed in NIS have been translated into dollars on the basis set forth in Note 2C of the notes to the consolidated financial statements.
2) As explained in Note 2B, the financial statements, as of dates and for reporting periods subsequent to December 31, 2003, are presented in New Israeli Shekels, in conformity with accounting standards issued by the Israel Accounting Standards Board. The financial statements for the reporting periods ended prior to, or on the above date, are presented in values that have been adjusted for the changes in the general purchasing power of the Israeli currency through that date, in accordance with pronouncements of the Institute of Certified Public Accountants in Israel.
  /s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International
Tel Aviv, Israel
January 31, 2007